Exhibit 10.101
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as either “Release” or “Agreement”), entered into as of the 15th day of October 2009, by and between William F. Sullivan (“Employee”), Franklin Credit Holding Corporation (“Franklin Holding”), Franklin Credit Management Corporation (“FCMC”), and Tribeca Lending Corp. (“Tribeca,” and together with Franklin Holding and FCMC, the “Employer”);
WITNESSETH:
WHEREAS, the Employee has been employed as the Chief Operating Officer under an employment agreement dated as of February 1, 2006, as amended by amendments dated April 28, 2006, August 17, 2006, and December 31, 2008 (the “Employment Agreement”);
WHEREAS, Employee and the Employer have agreed to terminate the employment relationship between Employee and the Employer on an amicable basis; and
WHEREAS, the Employee and the Employer desire to settle fully and finally any differences between them, to facilitate the Employee’s separation and allow for an orderly transition by the Employer.
NOW, THEREFORE, in consideration of the mutual agreement and covenants contained herein, the parties do hereby mutually agree as follows:

1. Termination of Employment. Employee’s employment with Employer terminated on October 15, 2009 (the “Termination Date”). As of the Termination Date, the Employment Agreement and all existing employment agreements between Employee and the Company, whether oral or written, are hereby terminated, except as otherwise expressly stated herein. Except as otherwise expressly provided herein, the parties agree that this Agreement supersedes the Employment Agreement (and any existing employment agreement between the parties). Additionally, Employee hereby resigns all positions as an officer or director of the Employer, its subsidiaries and affiliates, effective immediately.
2. Payments and Other Benefits.
(a) Employee acknowledges that he has received all wages, benefits and all other payments to which he was entitled by virtue of his employment with Employer through the Termination Date.
(b) Separation Payment. Provided that Employee has not revoked this Release pursuant to Paragraph 21 below, complies with all terms and conditions of this Release, and cooperates with Employer in the orderly transition of his duties, Employer shall pay Employee the gross sum of $91,666.60 less applicable withholdings and deductions (the “Separation Payment”), which is equivalent to five (5) months of his regular base salary at Employee’s final rate of pay ($220,000 per annum).
(c) The payments described in Subparagraph (b) of this Paragraph 2 are in lieu of whatever the Employment Agreement provides and shall be paid in a lump sum on Employer’s first pay date that is at least fourteen (14) days after Employer’s receipt of an executed Release from Employee. Employee expressly agrees and acknowledges that said payments are not otherwise due or owing to Employee under any agreement with Employer or any policy of Employer.
(d) Benefits Continuation. Employee will receive under separate cover a notice informing him of his eligibility to continue his coverage under any group health insurance plan in which he is a participant as of the Termination Date, at his own expense, for a period not to exceed 18 months, in accordance with the provisions of the federal law known as the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Employee’s rights under COBRA are not affected in any way by this Release. In addition, provided that Employee has not revoked this Release pursuant to Paragraph 21 below, complies with all terms and conditions of this Release, cooperates with Employer in the orderly transition of his duties, and provides (or has finished providing) the Transitional Services set forth in the first sentence of Paragraph 2(f) below, on a satisfactory basis; and provided further that Employee timely elects continuation of his group health insurance coverage pursuant to COBRA, Employer agrees to pay the employer and employee portions of such coverage (including the reimbursement to Employee of a maximum of $1,500 towards covered expenses subject to the deductible under the medical plan) until the later of (i) the earlier of (x) the date the Employee finds other employment with health benefits and (y) the twelve (12) month anniversary of the Termination Date, or (ii) the date that is five (5) months following the Termination Date (the “Health Benefit Continuation”).
(e) Employee agrees that other than as expressly stated in this Paragraph 2, he will not seek anything further from Employer or the Released Parties (as defined below), including any other payment. Employee agrees that except as expressly set forth in this Release, all benefits, wages, bonuses, commissions, compensation or other payments provided to Employee during his employment with Employer shall cease as of the Termination Date and that Employee shall not receive any payments from Employer other than as expressly set forth in this Paragraph 2 of this Release.

(f) Transitional Services.
(i) For a period not to exceed six (6) months from the Termination Date (the “Transition Period”), the Employee shall provide the following transitional services to the Employer, in a professional workmanlike manner consistent with prevailing industry practices, solely as an independent contractor and not as an agent of the Employer: (1) preparation and provision to Employer of a written evaluation of the predictive models of mortgage prepayments, defaults, and task prioritization being considered by FCMC as of the Termination Date; (2) preparation and provision to Employer of a written review, containing recommendations, concerning right party contact rates of FCMC with respect to successful efforts in speaking with borrowers about the resolution of their delinquencies; and (3) preparation and provision to Employer of written guidance on the rating process for obtaining a rating by a nationally recognized statistical rating agency of residential mortgage servicers (the “Transitional Services”). In consideration for providing these Transitional Services and provided that Employee has not revoked this Release pursuant to Paragraph 21 below, complies with all terms and conditions of this Release, and cooperates with Employer in the orderly transition of his duties, Employee shall be paid the sum of $7,638.89, on a semi-monthly basis, up to a maximum total of $91,666.68, beginning on the Employer’s first pay date that is at least fourteen (14) days after Employer’s receipt of an executed Release from Employee, with such payments and Transitional Services subject to termination by the Employer, in its sole and absolute discretion, or by Employee, if he finds other employment (of which Employee will provide Employer prompt notice thereof), with thirty (30) days prior written notice to the other party.

(ii) The Company shall pay to Employee a one-time contingent Transitional Services success fee of $15,000 for the successful completion during the Transition Period of each of the following objectives (for a possible total of $30,000 in contingent success fees), provided that Employee has performed Transitional Services that have materially assisted the Employer with respect to an objective and provided further that following the successful completion of an objective FCMC declares pre-tax net income of more than $3 Million for the fiscal quarter in which the objective is successfully completed or any quarter ending thereafter up until the quarter ending September 30, 2010: (1) the successful implementation and integration of a statistically accurate predictive model of mortgage prepayments, defaults, and task prioritization; and (2) a servicer rating of at least “average” or “fully acceptable” (or equivalent rating) as a residential mortgage servicer or residential special servicer by a nationally recognized statistical agency of residential mortgage servicers. Provided that Employee has not revoked this Release pursuant to Paragraph 21 below, complies with all terms and conditions of this Release, and cooperates with Employer in the orderly transition of his duties, Employer shall pay the contingent success fee, if any, on the next business day following thirty (30) days after satisfaction of the conditions to such contingent success fee(s). Notwithstanding the foregoing, Employee acknowledges and agrees that FCMC is not obligated to implement the Employee’s Transitional Services, and that the failure to do so by the Employer will not entitle Employee to payment of the contingent Transitional Services success fee(s).

(g) Adequate Compensation. The Employee agrees and acknowledges that the payments provided under this Paragraph 2 constitute fair and adequate compensation for the promises and covenants of the Employee set forth in this Agreement.
3. Indemnification. Employer shall continue to indemnify Employee in accordance with the terms and conditions set forth in the Employer’s Certificate of Incorporation and By-Laws (as such Certificate of Incorporation and By-Laws may be amended from time to time) or under the terms and conditions made generally available to its officers and directors from time to time for a period of six (6) years from the Termination Date and in accordance with any contractual indemnification rights of Employee as of the date hereof. Notwithstanding the foregoing, the indemnification of Employee shall extend only to acts or omissions of Employee during the period of time during which Employee was an officer or director of the Employer, and only to the extent that such indemnification is otherwise permissible under applicable law.
4. Employee’s Release And Waiver of Claims.
(a) “Released Parties” means Employer, its parents, subsidiaries, affiliates, divisions, partners, predecessors, insurance carriers, and shareholders; its current and former directors, officers, employees, attorneys, agents, and contractors; its employee pension or welfare benefit plans; and current and former trustees and administrators of these plans.
(b) Employee hereby releases the Released Parties from all claims and rights that Employee has against any and all Released Parties, including, but not limited to, those claims of which Employee is not aware, those not mentioned in this Release, and all claims for attorney’s fees, costs, and interest. Employee releases the Released Parties from all claims and rights resulting from anything that has happened up to now. This Release does not apply to claims arising after the date of this Release or any right to indemnification Employee would otherwise have.

(c) Employee specifically releases all claims and rights arising from or relating to Employee’s employment or other relationship with the Released Parties, including but not limited to any claims or rights Employee may have under Section 12 of the Employment Agreement, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the federal Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the federal Equal Pay Act, the Fair Labor Standards Act, the federal Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, the New Jersey Worker Adjustment and Retraining Notification Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Equal Pay Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, New York State Human Rights Law, the New York City Human Rights Act, the New York State Equal Pay Law, the New York State Labor Law, the New York State Wage Payment Law, the New York State Wage and Hour Law, the New York State Minimum Wage Act, any federal, state or local laws against discrimination, harassment, retaliation, or laws protecting whistleblowers, or any other federal, state, or local law or regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment and termination of employment. Employee further releases the Released Parties from any claim for wrongful discharge, retaliation, failure to promote, failure to accommodate, breach of contract, breach of fiduciary duty, breach of the covenant of good faith and fair dealing, promissory or equitable estoppel, unjust enrichment, whistle-blowing, negligent infliction of emotional distress, negligence, intentional infliction of emotional distress, fraud, misrepresentation, defamation, torts, violations of public policy of the State of New Jersey or State of New York; any claims for wages or other compensation, including, but not limited to salary, bonuses, accumulated sick leave, stipends, vacation pay, employee benefits, deferred compensation, or any other payments or distributions of any kind; and any other claims in any way related to Employee’s employment or termination of his employment with Employer, it being acknowledged that nothing in this paragraph shall affect Employee’s entitlement to the amounts vested under any Employer 401(k) plan prior to the date hereof.
(d) Employee represents and warrants that there are no pending or outstanding administrative or judicial proceedings, charges, complaints, claims or actions against Employer or any of the Released Parties to which Employee is a party or which are maintained on behalf of Employee. Employee acknowledges that Employer relies upon this representation and warranty in agreeing to enter into this agreement.
5. Employer’s Release And Waiver of Claims. Employer releases Employee from any and all claims related to, or arising out of, Employee’s performance of his job duties, so long as Employee acted in good faith, in a manner Employee reasonably thought to be in, or not opposed to, the best interests of the Employer and had no reason to believe his conduct was unlawful or illegal. Employer’s release of Employee shall be effective for all claims arising, in whole or part, out of any transactions, events, or occurrences occurring prior to the date of this Release.

6. Non-Disparagement. Employee agrees that he shall not issue any communication or make any statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the Employer or the Released Parties. The Employer shall respond to employment reference inquiries concerning Employee only by confirming job title, salary and dates of service.
7. Cooperation. In partial consideration for the Separation Payment and the Health Benefit Continuation set forth above in Section 2(b) and (d), respectively, Employee will fully cooperate with Employer and its counsel as it relates, in any way, to any action or proceeding which relates to Employer, including without limitation, any regulatory action, litigation or dispute arising out of alleged actions or inactions of the Employer of which the Employee may have knowledge or information or which the Employer, in its sole discretion, deems the cooperation of the Employee is needed. Full cooperation shall include, without limitation, review of documents, attendance at meetings, trial or administrative proceedings, depositions, and interviews without the need of the subpoena process. Nothing in this Release shall be construed to require Employee to act in an unlawful manner. To the extent that the Employer requests Employee’s cooperation, the Employer shall reimburse Employee for reasonable expenses consistent with the Employer’s travel and expense policy in effect at the time.
8. Return of Property. Prior to Employer making the Separation Payment, Employee shall deliver to Employer, (1) all materials belonging to Employer, including Employer’s confidential information, documents, correspondence, plans, records, notes, drawings, or papers and any copies thereof in Employee’s possession or control, including in particular all notes or records Employee has relating to Employer’s finances, made or compiled by or delivered to Employee; and (2) all other property of the Employer, including all uniforms, identification and dining cards, passwords, credit or charge cards, security cards, Employer telephones, pagers, computer equipment (including diskettes and software), keys, and any of Employer’s business equipment, files or manuals.

9. Confidential Information.
(a) Employee acknowledges that he has had access to and possession of Employer’s trade secrets, confidential business information and/or proprietary information (“Confidential Information”) and may have access to Confidential Information in connection with the performance of the Transitional Services. Employee shall not disclose any Confidential Information to any third person unless required by law for a period of six (6) years from the later of the date of this Agreement or the date of disclosure. Employee further agrees that he shall not use any Confidential Information for his personal benefit or for the benefit of any other employer, client, or other person or entity.
(b) In providing the Transitional Services hereunder, the Employee will comply with information safeguarding requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C.§§ 6801-6810, as implemented by 16 CFR Part 314, and utilize procedures reasonably calculated to insure compliance with the foregoing, including, without limitation, maintaining appropriate safeguards designed to: (i) insure the security and confidentiality of Non-Public Personal Information; (ii) protect against anticipated threats or hazards to the security or integrity of Non-Public Personal Information; and (iii) protect against unauthorized access to or use of Non-Public Personal Information. (In this Agreement, the term “Non-Public Personal Information” shall have the meaning ascribed to it in the above-referenced law and regulation and shall include personally identifiable information of the borrowers of the FCMC, such as name, address, telephone number, e-mail address or Social Security number.) Upon completion of the Transitional Services, the Employee shall immediately return to the Employer any original and any copies of Confidential Information provided to Employee.

10. Binding Effect. This Release is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties. Employee makes the releases contained in this Release for the benefit of the Released Parties and all who succeed to their rights, interests, or responsibilities.
11. Enforceability. If a court rules that any provision of this Release is not enforceable in the manner set forth in this Release, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly. If a court rules that any provision of this Release is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Release, which shall continue in full force and effect.
12. Entire Agreement. This Release is the entire agreement between Employee and Employer. It supersedes the Employment Agreement and any existing oral or written agreements with respect to Employee’s employment or termination of employment with Employer, except for Section 8 (“Trade secrets and confidential information”), Section 9(b) (“Non-competition”) and Section 9 (c) of the Employment Agreement between Employee and FCMC, which Section 8, Section 9(b) and Section 9(c) shall remain in full force and effect. No representations regarding the Released Parties’ relationship with Employee, or any obligations to Employee, have been made, or survive, except as set forth in this Release.
13. Amendment. This Release cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

14. Legal Counsel. Employee has had ample time to consult with an attorney before signing this Release and acknowledges that he has been advised to consult with an attorney before signing this Release.
15. Confidentiality of Agreement. Employee shall not directly or indirectly disseminate the terms of this Agreement to any person or entity not a party to this Agreement, except (a) by written agreement of the parties, (b) as required by law, or (c) as otherwise provided in this paragraph. Without limiting the generality of the foregoing, Employee specifically agrees that he shall not disclose information regarding this Release to any current, former or future employee of Employer or the Released Parties. This provision shall not be deemed breached by disclosure by Employee to his attorneys and accountants for purposes of obtaining legal and tax advice, provided such individuals agree to be bound by the terms of this Paragraph 15.
16. Full Understanding. Employee has read this Release carefully, fully understands the meaning of its terms, and is signing this Release knowingly and voluntarily.
17. Governing Law. This Release shall be interpreted in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of law. This Release is deemed to be jointly prepared by the parties hereto, and the language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party. Any action relating to this Release shall be filed in the State of New Jersey.
18. Non-Waiver. In the event either party violates any provision of this Agreement, the failure of the other party to enforce any of its rights at that time shall not constitute a wavier by the other party to enforce any provision of this Agreement at any time.

19. No Assignment. Employee may not assign this Agreement or any rights under this Agreement, except by will or by operation of the laws of intestate succession. Notwithstanding the foregoing, in the event of the death of the Employee, all amounts otherwise due to the Employee pursuant to the Agreement shall be paid to the surviving spouse of the Employee or, if there is no surviving spouse, the Employee’s estate.
20. Breach of Agreement; Remedies. If any party violates a provision of this Agreement, the other party shall have the right to (a) injunctive or other equitable relief prohibiting further violations of this Agreement, and (b) all other legal and equitable relief available under the law.
21. Period for Consideration and Revocation. Employee shall have 21 days to consider this Release. Employee may elect, at his option, to sign this Release in a shorter period of time. The parties further agree that any changes to this Release, whether material or immaterial, do not restart the running of the 21-day period. Employee may revoke this Release within 7 days of signing it. Any revocation must be made by delivering written notice of revocation to Kevin Gildea, Esq., Chief Legal Counsel, Franklin Credit Management Corporation, 101 Hudson Street, Jersey City, New Jersey 07302. To be effective, any revocation of this Release must be in writing and received by Employer no later than the close of business on the 7th day after Employee signs this Release. This Release shall not become effective or enforceable until the expiration of 7 days after Employee signs this Release. If Employee revokes his acceptance of this Release, Employer shall not be required to provide any of the consideration described in this Release.

22. Agreement Does Not Establish Precedent. The parties agree that the terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis by the parties or anyone else to seek or justify similar terms in any subsequent matter.
23. Attorneys’ Fees. If any action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
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ACCEPTED AND AGREED TO: WILLIAM F. SULLIVAN
/s/ William F. Sullivan

Dated: October 15, 2009

FRANKLIN CREDIT HOLDING CORPORATION FRANKLIN CREDIT MANAGEMENT CORPORATION TRIBECA LENDING CORP.
By:	/s/ Kevin Gildea
	Name:	Kevin Gildea
	Title:	Chief Legal Officer

Dated: October 15, 2009